Exhibit 10.5

EHEALTH, INC.

2006 EQUITY INCENTIVE PLAN

(AS ADOPTED APRIL 17, 2006)

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ii

16.2 Amendment or Termination	13
16.3 Stockholder Approval	13

ARTICLE 17. DEFINITIONS	13

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EHEALTH, INC.

2006 EQUITY INCENTIVE PLAN

ARTICLE 1.    INTRODUCTION.

The Plan was adopted by the Board on April 17, 2006, to be effective as of the effective date of the IPO. The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on the Company’s performance, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Stock Units, Options (which may constitute ISOs or NSOs) or SARs.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).

ARTICLE 2.    ADMINISTRATION.

2.1 Administrator. The Administrator shall administer the Plan.

2.2 Administrator Responsibilities. The Administrator shall (a) select the Employees, Outside Directors and Consultants who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan and the terms of the Awards, and (d) make all other decisions relating to the operation of the Plan. The Administrator may adopt such rules or guidelines as it deems appropriate to implement the Plan and amend any Award, subject to the consent of the holder of such Award to the extent required by applicable law. The Administrator’s determinations under the Plan shall be final and binding on all persons.

2.3 Committee for Non-Officer Grants. The Board may appoint a secondary committee of the Board that may administer the Plan with respect to Employees and Consultants who are not Outside Directors and are not considered executive officers of the Company under section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and Consultants and may determine all features and conditions of such Awards. Within the limitations of this Section 2.3, any reference in the Plan to the Administrator shall include such secondary committee.

ARTICLE 3.    SHARES AVAILABLE FOR GRANTS.

3.1 Basic Limitation. Shares of Stock issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of shares of Stock issued under the Plan shall not exceed (a) 4,000,000 and (b) the additional shares of Stock described in Sections 3.2 and 3.3. The number of shares of Stock that are subject to Awards outstanding at any time under the Plan shall not exceed the number of shares of Stock that then remain available for issuance under the Plan. The limitations of this Section 3.1 and Section 3.2 shall be subject to adjustment pursuant to Article 11.

3.2 Annual Increase in Shares. As of January 1 of each year, commencing in 2007, the aggregate number of shares of Stock that may be issued under the Plan shall automatically increase by a number equal to the lowest of (a) 4% of the total number of shares of Stock then outstanding, (b) 3,000,000 shares of Stock or (c) the number determined by the Administrator.

3.3 Shares Returned to Reserve. If Restricted Shares or shares of Stock issued upon the exercise of Options under the Plan are forfeited or repurchased, then such shares of Stock shall again become available for Awards under the Plan. If Stock Units, Options or SARs under the Plan are forfeited or terminate for any other reason before being exercised or settled, then the corresponding shares of Stock shall again become available for Awards under the Plan. If Stock Units are settled, then only the number of shares of Stock (if any) actually issued in settlement of such Stock Units shall reduce the number available under Section 3.1 and the balance shall again become available for Awards under the Plan. If SARs are exercised, then only the number of shares of Stock (if any) actually issued in settlement of such SARs shall reduce the number available under Section 3.1 and the balance shall again become available for Awards under the Plan. If the Exercise Price (or purchase price) of an Award is paid through the tender of shares of Stock, or if shares of Stock are tendered or withheld to satisfy any Company withholding obligations, the number of shares of Stock so tendered or withheld shall again be available for issuance pursuant to future Awards under the Plan.

3.4 Dividend Equivalents. Any dividend equivalents paid or credited under the Plan shall not be applied against the number of shares of Stock that may be issued under the Plan, whether or not such dividend equivalents are converted into Stock Units.

ARTICLE 4.    ELIGIBILITY.

4.1 Incentive Stock Options. Only Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(5) of the Code are satisfied.

4.2 Other Grants. Only Employees, Outside Directors and Consultants shall be eligible for the grant of Restricted Shares, Stock Units, NSOs or SARs.

ARTICLE 5.    OPTIONS.

5.1 Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the

Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a reduction in the Optionee’s other compensation. A Stock Option Agreement may provide that a new Option will be granted automatically to the Optionee when he or she exercises a prior Option and pays the Exercise Price in the form described in Section 6.2.

5.2 Number of Shares. Each Stock Option Agreement shall specify the number of shares of Stock subject to the Option and shall provide for the adjustment of such number in accordance with Article 11. Options granted to any Optionee in a single fiscal year of the Company shall not cover more than 500,000 shares of Stock, except that Options granted to a new Employee in the fiscal year of the Company in which his or her Service as an Employee first commences shall not cover more than 1,000,000 shares of Stock. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 11.

5.3 Exercise Price. Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price under an Option shall in no event be less than 100% of the Fair Market Value of a share of Stock on the date of grant.

5.4 Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable and vested. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited.

5.5 Effect of Change in Control. The Administrator may determine, at the time of granting an Option or thereafter, that such Option shall become vested and exercisable as to all or part of the shares of Stock subject to such Option upon certain events, such as a Change in Control or certain terminations following a Change in Control. In addition, acceleration of vesting and exercisability may be required under Section 11.3.

5.6 Modification or Assumption of Options. Within the limitations of the Plan, the Administrator may (a) modify, reprice, extend or assume outstanding options, (b) accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of shares and at the same or a different exercise price or (c) accept the cancellation of outstanding options in return for the grant of new Awards other than Options. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.

5.7 Buyout Provisions. The Administrator may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Administrator shall establish.

ARTICLE 6.    PAYMENT FOR OPTION SHARES.

6.1 General Rule. The entire Exercise Price of shares of Stock issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such shares of Stock are purchased, except that the Administrator at its sole discretion may accept payment of the Exercise Price in any other form(s) described in this Article 6. However, if the Optionee is an Outside Director or executive officer of the Company, he or she may pay the Exercise Price in a form other than cash or cash equivalents only to the extent permitted by section 13(k) of the Exchange Act.

6.2 Surrender of Stock. With the Administrator’s consent, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, shares of Stock that are already owned by the Optionee. Such shares of Stock shall be valued at their Fair Market Value on the date when the new shares of Stock are purchased under the Plan.

6.3 Exercise/Sale. With the Administrator’s consent, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the shares of Stock being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

6.4 Promissory Note. With the Administrator’s consent, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) a full-recourse promissory note.

6.5 Other Forms of Payment. With the Administrator’s consent, all or any part of the Exercise Price and any withholding taxes may be paid in any other form that is consistent with applicable laws, regulations and rules.

ARTICLE 7.    AUTOMATIC OPTION GRANTS TO OUTSIDE DIRECTORS.

7.1 Initial Grants. Except as provided in Section 7.7, each Outside Director who first becomes a member of the Board after the effective date of the IPO shall receive a one-time grant of an NSO covering 50,000 shares of Stock. Such NSO shall be granted on the date when such Outside Director first joins the Board and shall become exercisable as follows: upon the completion of 12 months of service with the Company following the Outside Director’s first date of Board service, the Outside Director may exercise the option with respect to 25% of the shares of Stock, and upon the completion of each of the next 36 months of Board service, the Outside Director may exercise the option with respect to an additional 1/48th of the shares of Stock subject to the option. An Outside Director who previously was an Employee shall not receive a grant under this Section 7.1.

7.2 Annual Grants. Except as provided in Section 7.7, upon the conclusion of each regular annual meeting of the Company’s stockholders held in the year 2007 or thereafter, each Outside Director who will continue serving as a member of the Board thereafter shall receive an NSO covering 12,500 shares of Stock, except that such NSO shall not be granted in the calendar year in which the same Outside Director received the NSO described in Section 7.1. NSOs granted under this Section 7.2 shall become exercisable as follows: upon the completion of 12 months of service with the Company following the date of grant of the NSO, the Outside Director may exercise the option with respect to 25% of the shares of Stock, and upon the completion of each of the next 36 months of Board service, the Outside Director may exercise the option with respect to an additional 1/48th of the shares of Stock subject to the option. An Outside Director who previously was an Employee shall be eligible to receive grants under this Section 7.2.

7.3 Accelerated Exercisability. Except as provided in Section 7.7, all NSOs granted to an Outside Director under this Article 7 shall also become exercisable in full in the event that the Company is subject to a Change in Control before such Outside Director’s Service terminates. Acceleration of exercisability may also be required by Section 11.3.

7.4 Exercise Price. Except as provided in Section 7.7, the Exercise Price under all NSOs granted to an Outside Director under this Article 7 shall be equal to 100% of the Fair Market Value of a share of Stock on the date of grant, payable in one of the forms described in Sections 6.1, 6.2 and 6.3.

7.5 Term. Except as provided in Section 7.7, all NSOs granted to an Outside Director under this Article 7 shall terminate on the earlier of (a) the date 10 years after the date of grant or (b) a date following the termination of such Outside Director’s Service, as described herein. If an Outside Director’s Service terminates for any reason except death or Total and Permanent Disability, then the Outside Director’s NSOs shall expire at the close of business at Company headquarters on the date three months after the Outside Director’s Service termination date. If an Outside Director dies before his or her Service terminates, then the Outside Director’s NSOs shall expire at the close of business at Company headquarters on the date 12 months after the date of death. If an Outside Director’s Service terminates because of the Outside Director’s Total and Permanent Disability, then the Outside Director’s NSOs shall expire at the close of business at Company headquarters on the date 12 months after the Outside Director’s Service termination date.

7.6 Affiliates of Outside Directors. The Administrator may provide that the NSOs that otherwise would be granted to an Outside Director under this Article 7 shall instead be granted to an affiliate of such Outside Director. Such affiliate shall then be deemed to be an Outside Director for purposes of the Plan, provided that the Service-related vesting and termination provisions pertaining to the NSOs shall be applied with regard to the Service of the Outside Director.

7.7 Amendments. Notwithstanding the foregoing, the Administrator in its discretion may change the number of shares of Stock subject to the NSOs described in Sections 7.1 and 7.2 above, may change the terms of such NSOs, as set forth in Sections 7.1 through 7.6, and may grant substitute Awards having an equivalent value to such NSOs, as determined by the Administrator on the date of grant.

ARTICLE 8.    STOCK APPRECIATION RIGHTS.

8.1 SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee’s other compensation.

8.2 Number of Shares. Each SAR Agreement shall specify the number of shares of Stock to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 11. SARs granted to any Optionee in a single fiscal year shall in no event pertain to more than 500,000 shares of Stock, except that SARs granted to a new Employee in the fiscal year of the Company in which his or her Service as an Employee first commences shall not pertain to more than 1,000,000 shares of Stock. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 11.

8.3 Exercise Price. Each SAR Agreement shall specify the Exercise Price; provided that the Exercise Price under an SAR shall in no event be less than 100% of the Fair Market Value of a share of Stock on the date of grant.

8.4 Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. A SAR Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included with an ISO only at the time of grant but may be included with an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

8.5 Effect of Change in Control. The Administrator may determine, at the time of granting a SAR or thereafter, that such SAR shall become fully exercisable as to all shares of Stock subject to such SAR upon certain events, such as a Change in Control or certain terminations following a Change in Control. In addition, acceleration of exercisability may be required under Section 11.3.

8.6 Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) shares of Stock, (b) cash or (c) a combination of shares of Stock and cash, as the Administrator shall determine. The amount of cash and/or the Fair Market Value of shares of Stock received upon exercise of SARs shall, in the aggregate, not exceed the amount by which the Fair Market Value (on the date of surrender) of the shares of Stock subject to the SARs exceeds the Exercise Price. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. A SAR Agreement may also provide for an automatic exercise of the SAR on an earlier date.

8.7 Modification or Assumption of SARs. Within the limitations of the Plan, the Administrator may (a) modify, reprice, extend or assume outstanding SARs, (b) accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price or (c) accept the cancellation of outstanding SARs in return for the grant of new Awards other than SARs. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such SAR.

ARTICLE 9.    RESTRICTED SHARES.

9.1 Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical. Restricted Shares may be granted in consideration of a reduction in the recipient’s other compensation.

9.2 Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Administrator may determine, including (without limitation) cash, cash equivalents, property, full-recourse promissory notes, past services and future services. If the Participant is an Outside Director or executive officer of the Company, he or she may pay for Restricted Shares with a promissory note only to the extent permitted by section 13(k) of the Exchange Act. Within the limitations of the Plan, the Administrator may accept the cancellation of outstanding options or SARs in return for the grant of Restricted Shares.

9.3 Vesting Conditions. Each Award of Restricted Shares may or may not be subject to vesting. Any vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. The Administrator may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a specified period of one or more fiscal years equal or exceed a target determined in advance by the Administrator. Such target shall be based on one or more of the criteria set forth in Appendix A. The Administrator shall identify such target not later than the 90th day of such period. In no event shall more than 500,000 Restricted Shares that are subject to performance-based vesting conditions be granted to any Participant in a single fiscal year of the Company, subject to adjustment in accordance with Article 11. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. The Administrator may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested upon certain events, such as a Change in Control or certain terminations following a Change in Control.

9.4 Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Restricted Stock Agreement may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Any additional Restricted Shares that represent share dividends shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

ARTICLE 10.    STOCK UNITS.

10.1 Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the recipient’s other compensation.

10.2 Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients. Within the limitations of the Plan, the Administrator may accept the cancellation of outstanding options or SARs in return for the grant of Stock Units.

10.3 Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. The Administrator may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a specified period of one or more fiscal years equal or exceed a target determined in advance by the Administrator. Such target shall be based on one or more of the criteria set forth in Appendix A. The Administrator shall identify such target not later than the 90th day of such period. In no event shall more than 500,000 Stock Units that are subject to performance-based vesting conditions be granted to any Participant in a single fiscal year of the Company, subject to adjustment in accordance with Article 11. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. The Administrator may determine, at the time of granting Stock Units or thereafter, that all or part of such Stock Units shall become vested upon certain events, such as a Change in Control or certain terminations following a Change in Control. In addition, acceleration of vesting may be required under Section 11.3.

10.4 Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Administrator’s discretion, carry with it a right to dividend equivalents. Such right would entitle the holder to be credited with an amount equal to all cash dividends paid on one share of Stock while the Stock Unit is outstanding, which shall be subject to the terms of the Stock Unit Agreement. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of shares of Stock, or in a combination of both. Prior to distribution, any dividend equivalents that are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

10.5 Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) shares of Stock or (c) any combination of both, as determined by the Administrator. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of shares of Stock over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Article 11.

10.6 Death of Recipient. Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

10.7 Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

ARTICLE 11.    ADJUSTMENTS, DISSOLUTION OR LIQUIDATION, REORGANIZATIONS.

11.1 Adjustments. In the event of a subdivision of the outstanding shares of Stock, a declaration of a dividend payable in shares of Stock or a combination or consolidation of the outstanding shares of Stock (by reclassification or otherwise) into a lesser number of shares of Stock, corresponding adjustments shall automatically be made in each of the following:

(a) The number of Options, SARs, Restricted Shares and Stock Units available for future Awards under Article 3;

(b) The limitations set forth in Sections 5.2, 8.2, 9.3 and 10.3;

(c) The number of shares of Stock covered by each outstanding Option and SAR;

(d) The Exercise Price under each outstanding Option and SAR;

(e) The number of shares of Stock covered by an Option to be granted under Article 7; or

(f) The number of Stock Units included in any prior Award that has not yet been settled.

In the event of a declaration of an extraordinary dividend payable in a form other than shares of Stock in an amount that has a material effect on the price of shares of Stock, a recapitalization, a spin-off or a similar occurrence, the Administrator shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of the foregoing. Except as provided in this Article 11, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

11.2 Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

11.3 Reorganizations. In the event that the Company is a party to a merger or consolidation, all outstanding Awards shall be subject to the agreement of merger or consolidation, which does not have to provide that all outstanding Awards (or a portion thereof) be treated in an identical manner. Such agreement shall provide for one or more of the following:

(a) The continuation of any outstanding Awards by the Company (if the Company is the surviving corporation).

(b) The assumption of any outstanding Awards by the surviving corporation or its parent, provided that the assumption of Options or SARs shall comply with section 424(a) of the Code (whether or not the Options are ISOs).

(c) The substitution by the surviving corporation or its parent of new awards for any outstanding Awards, provided that the substitution of Options or SARs shall comply with section 424(a) of the Code (whether or not the Options are ISOs).

(d) Full exercisability of any outstanding Options and SARs and full vesting of the shares of Stock subject to such Options and SARs, followed by the cancellation of such Options and SARs. The full exercisability of any Options and SARs and full vesting of such shares of Stock may be contingent on the closing of such merger or consolidation. The Optionees shall be able to exercise such Options and SARs during a period of not less than five full business days preceding the closing date of such merger or consolidation, unless (i) a shorter period is required to permit a timely closing of such merger or consolidation and (ii) such shorter period still offers the Optionees a reasonable opportunity to exercise such Options and SARs. Any exercise of such Options and SARs during such period may be contingent on the closing of such merger or consolidation.

(e) The cancellation of any outstanding Options and SARs and a payment to the Optionees equal to the excess of (i) the Fair Market Value of the shares of Stock subject to such Options and SARs (whether or not such Options and SARs are then exercisable or such shares of Stock are then vested) as of the closing date of such merger or consolidation over (ii) their Exercise Price. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Options and SARs would have become exercisable or such shares of Stock would have vested. Such payment may be subject to vesting based on the Optionee’s continuing Service, provided that the vesting schedule shall not be less favorable to the Optionee than the schedule under which such Options and SARs would have become exercisable or such shares of Stock would have vested. If the Exercise Price of the shares of Stock subject to such Options and SARs exceeds the Fair Market Value of such shares of Stock, then such Options and SARs may be cancelled without making a payment to the Optionees. For purposes of this Subsection (e), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

(f) The cancellation of any outstanding Stock Units and a payment to the Participants equal to the Fair Market Value of the shares of Stock subject to such Stock Units (whether or not such Stock Units are then vested) as of the closing date of such merger or consolidation. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Stock Units would have vested. Such payment may be subject to vesting based on the Participant’s continuing Service, provided that the vesting schedule shall not be less favorable to the Participant than the schedule under which such Stock Units would have vested. For purposes of this Subsection (f), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

ARTICLE 12.    AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs. Such awards may be settled in the form of shares of Stock issued under this Plan. Such shares of Stock shall be treated for all purposes under the Plan like shares of Stock issued in settlement of Stock Units and shall, when issued, reduce the number of shares of Stock available under Article 3.

ARTICLE 13.    PAYMENT OF DIRECTOR’S FEES IN SECURITIES.

13.1 Effective Date. No provision of this Article 13 shall be effective unless and until the Administrator has determined to implement such provision.

13.2 Elections to Receive NSOs, Restricted Shares or Stock Units. An Outside Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, Restricted Shares or Stock Units, or a combination thereof, as determined by the Administrator. Such NSOs, Restricted Shares and Stock Units shall be issued under the Plan. An election under this Article 13 shall be filed with the Company on the prescribed form.

13.3 Number and Terms of NSOs, Restricted Shares or Stock Units. The number of NSOs, Restricted Shares or Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Administrator. The Administrator shall also determine the terms of such NSOs, Restricted Shares or Stock Units.

ARTICLE 14.    LIMITATION ON RIGHTS.

14.1 Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Outside Director or Consultant. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the Service of any Employee, Outside Director or Consultant at any time, with or without cause, subject to applicable laws, the Company’s certificate of incorporation and by-laws and a written employment agreement (if any).

14.2 Stockholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any shares of Stock covered by his or her Award prior to the time when a stock certificate for such shares of Stock is issued or, if applicable, the time when he or she becomes entitled to receive such shares of Stock by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

14.3 Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue shares of Stock under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of shares of Stock pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such shares of Stock, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

ARTICLE 15.    WITHHOLDING TAXES.

15.1 General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any shares of Stock or make any cash payment under the Plan until such obligations are satisfied.

15.2 Share Withholding. To the extent that applicable law subjects a Participant to tax withholding obligations, the Administrator may permit such Participant to satisfy all or part of such obligations by having the Company withhold all or a portion of any shares of Stock that otherwise would be issued to him or her or by surrendering all or a portion of any shares of Stock that he or she previously acquired. Such shares of Stock shall be valued at their Fair Market Value on the date when they are withheld or surrendered.

ARTICLE 16.    FUTURE OF THE PLAN.

16.1 Term of the Plan. The Plan, as set forth herein, shall become effective on the effective date of the IPO. The Plan shall remain in effect until the earlier of (a) the date when the Plan is terminated under Section 16.2 or (b) the 10th anniversary of the date when the Board adopted the Plan.

16.2 Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.

16.3 Stockholder Approval. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

ARTICLE 17.    DEFINITIONS.

17.1 “Administrator” means the Board or any of its Committees that will be administering the Plan, in accordance with Article 2.

17.2 “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

17.3 “Award” means any award of an Option, a SAR, a Restricted Share or a Stock Unit under the Plan.

17.4 “Board” means the Company’s Board of Directors, as constituted from time to time.

17.5 “Change in Control” means:

(a) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(b) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(c) A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:

(i) Had been directors of the Company on the date 24 months prior to the date of such change in the composition of the Board (the “Original Directors”); or

(ii) Were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this Paragraph (ii); or

(d) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Subsection (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

17.6 “Code” means the Internal Revenue Code of 1986, as amended.

17.7 “Committee” means a committee appointed by the Board that consists of one or more Board members or other individuals satisfying all applicable laws.

17.8 “Company” means eHealth, Inc., a Delaware corporation.

17.9 “Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor.

17.10 “Employee” means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

17.11 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

17.12 “Exercise Price,” in the case of an Option, means the amount for which one share of Stock may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one share of Stock in determining the amount payable upon exercise of such SAR.

17.13 “Fair Market Value” means the market price of shares of Stock, determined by the Administrator in good faith on such basis as it deems appropriate. Whenever possible, the determination of Fair Market Value by the Administrator shall be based on the prices reported in The Wall Street Journal or as reported directly to the Company by Nasdaq or a stock exchange. Such determination shall be conclusive and binding on all persons.

17.14 “IPO” means the effective date of the registration statement filed by the Company with the Securities and Exchange Commission for its initial offering of Stock to the public.

17.15 “ISO” means an incentive stock option described in section 422(b) of the Code.

17.16 “NSO” means a stock option not described in sections 422 or 423 of the Code.

17.17 “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase shares of Stock.

17.18 “Optionee” means a person or estate who holds an Option or SAR.

17.19 “Outside Director” means a member of the Board who is not an Employee.

17.20 “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

17.21 “Participant” means a person or estate who holds an Award.

17.22 “Plan” means this eHealth, Inc. 2006 Equity Incentive Plan, as amended from time to time.

17.23 “Restricted Share” means a share of Stock awarded under the Plan.

17.24 “Restricted Stock Agreement” means the agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

17.25 “SAR” means a stock appreciation right granted under the Plan.

17.26 “SAR Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her SAR.

17.27 “Service” means service as an Employee, Outside Director or Consultant.

17.28 “Stock” means the Common Stock of the Company.

17.29 “Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

17.30 “Stock Unit” means a bookkeeping entry representing the equivalent of one share of Stock, as awarded under the Plan.

17.31 “Stock Unit Agreement” means the agreement between the Company and the recipient of a Stock Unit that contains the terms, conditions and restrictions pertaining to such Stock Unit.

17.32 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

17.33 “Total and Permanent Disability” means that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

APPENDIX A

PERFORMANCE CRITERIA FOR RESTRICTED SHARES AND STOCK UNITS

The performance goals that may be used by the Administrator may consist of: operating profits (including EBITDA), net profits, earnings, earnings per share, profit returns and margins, cash flow, revenues, stockholder return and/or value, stock price, return on capital, return on assets or net assets, return on investment, revenue, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin, return on operating revenue, working capital, market share, contract awards or backlog, overhead or other expense reduction, growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index, credit rating, strategic plan development and implementation, improvement in workforce diversity, number of customers, submitted applications, sold applications or members, conversion yields achieved from website visitors to sold members (including any sub-yield in between), increase in membership, cost of acquiring members or applicants, retention of membership, business acquisition metrics, individual confidential business objectives, and any other similar criteria. Performance goals may be measured solely on an individual, corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement may exclude: gains or losses on operating asset sales or dispositions; asset write-downs; litigation or claim judgments or settlements; accruals for historic environmental obligations; effect of changes in tax law or rate on deferred tax liabilities, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; uninsured catastrophic property losses; the cumulative effect of changes in accounting principles; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial performance appearing in the Company’s annual report to stockholders for the applicable year.